EXHIBIT 4.49

LOAN AGREEMENT

This Agreement between Fuselier Bridge Capital, a Louisiana limited liability corporation, (hereinafter “Lender”) and New Leaf Brands, Inc., a Nevada corporation (hereinafter “Borrower”) is entered into as of this 26th day of June, 2012 (the “Effective Date”).  All references to “Borrower” and/or “Lender” in this Agreement shall also refer to all employees, consultants, agents or representatives of “Borrower” and/or “Lender.”

WHEREAS, Lender agrees to loan Borrower Three Hundred Thousand Dollars ($300,000) (the “Loan”).

WHEREAS, the Loan will bear interest at the rate of one point five percent (1.5%) per month.

WHEREAS, the Loan principal and interest shall be repaid within ten (10) months of the Execution Date (“Maturity Date”).

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth in this Agreement and the performance of each, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

A.  Commencement, Interest, and Terms of Repayment of Loan

1.	This Agreement shall be effective as of the Effective Date.
2.	Lender agrees to loan Borrower Three Hundred Thousand Dollars ($300,000) in tranches not less than $ 25,000 per tranche.
3.
The Loan shall be evidenced by a promissory note in the form attached to this Agreement as Exhibit A (the “The Note”). The Note shall be payable to the order of Lender and executed and delivered by Borrower simultaneously with this Agreement. Other terms and conditions apply as attached Exhibit B.

4.	Interest. The Loan will bear interest at the rate of one point five percent (1.5%) per month.
5.	The balance due under the Loan including all principal, interest, and costs is due Lender on or before ten months from closing of this Term Loan.
6.	Security/Collateral. A perfected general UCC lien on all the Company’s assets.
7.
Payments shall be deemed paid when received by Lender.  All payments are to be made payable monthly to Fuselier Bridge Capital and shall be mailed to Lender’s address located at One DeWolf Rd, Old Tappan, NJ 07675.

8.
Default.  An “Event of Default” wherever used herein means any one or more of the following events (whatever the reasons and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

●
The failure of Borrower to make any payment when due (whether on a the Maturity Date or by acceleration or otherwise) under this Agreement or the Note free and clear of any and all claims, liens or encumbrances;

●	The failure of Borrower to observe or to perform any other covenant, agreement, or warranty contained in, or otherwise commit any material breach or default of any provision of this Agreement;

●	A material breach or default by Borrower of any obligation under this agreement; and

●
If Borrower shall commence, or there shall be commenced against Borrower, a proceeding under any applicable bankruptcy or insolvency laws as now or hereinafter in effect or if Borrower any other proceeding under any reorganization, arrangement, adjustment of debt, relief from debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction.

●	Immediately upon any Event of Default, an interest rate of ten percent per month (10%/month) shall begin accruing on all unpaid portions of the Loan.

●	Upon any Event of Default Borrower has the right to call the remaining balance on the Loan along with any accrued interest immediately due.

B.  Purpose of Loan

1.             Commercial Loan.  This Loan is intended as a commercial loan.  Borrower does not intend to use the proceeds from this loan for personal, family, or household purposes.

C.  Representations and Warranties

In order to induce Lender to enter into this Agreement and to make the Loan, Borrower represents and warrants to Lender as follows:

a.             Borrower is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Nevada and has the power and authority to own and operate its assets and to transact the business in which it is now engaged or proposes to engage;

b.            The execution, delivery and performance by Borrower of this Agreement and the Note have been duly authorized by all necessary action on its part and does not and will not:  (i) contravene or conflict with its constituent or governing documents or instruments; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction decree, determination or award applicable to Borrower; (iii) result in a breach of, or constitute a default or require any consent under, any agreement or instrument to which Borrower is party or by which it or its assets may be  bound or affected; (iv) result in or require the creation or imposition of any lien, security interest or encumbrance upon or with respect to any of Borrower’s properties or assets; or (v) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such agreement or instrument;

c.             No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental authority or any other party is required to authorize, or is required in connection with the execution, delivery and performance, or the legality, validity, binding effect or enforceability of this Agreement or the Note;
d.            This Agreement and the Note, when executed and delivered in accordance with this Agreement, are and/or will be legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

D.  Miscellaneous Terms, Conditions and Obligations

1.             Attorneys Fee. If this Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, the prevailing party shall pay all costs of collection and enforcement, including reasonable attorney’s fees and court costs in addition to other amounts due.

2.             Costs.  Borrower shall bear all costs of preparing the instant loan documents, including, but not limited to the preparation of the Loan Agreement, Promissory Note, Personal Guaranties and Security Agreement.

3.             Right to Attorney Review. Before signing this Agreement, Borrower has had the opportunity to discuss this Agreement and all of its terms with an attorney and has knowingly and voluntarily agreed to the provisions in the Agreement.

4.             Waiver.  The Undersigned hereby waives diligence, presentment, protest, and notice of every kind. In the event a default occurs and this note is placed in the hands of an attorney for collection, the Undersigned promises to pay reasonable attorney's fees and costs in the collection of this note whether or not suit is commenced or judgment is entered.

5.             Waiver of Breach. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof, including the right of any party thereafter to enforce each and every provision. The waiver by any party to this Agreement of any breach or violation of any provision of this Agreement by the other party hereto shall not operate or be construed to be a waiver of any subsequent breach or violation thereof.

6.             Notices and Payment Address. Any notice contemplated by or required or permitted to be given under this Agreement shall be in writing and (a) sent by email or facsimile, with a copy promptly sent by first class mail, (b) delivered personally, (c) sent by next day or overnight courier or delivery or (d) mailed by registered or certified mail, return receipt requested, postage prepaid, as set forth in the preamble to this contract, or, in each case, at such other address or facsimile number as may be specified in writing to the other parties hereto. Such notices, requests and other communications besides payments sent as provided hereinabove shall be effective: if sent by facsimile on a business day between the hours of 9:00 a.m. and 6:00 p.m. Eastern Standard Time, upon sending, but if sent by facsimile at any other time, upon the next business day; upon receipt, when personally delivered; the next business day, if sent by overnight courier or delivery; and if sent by registered or certified mail, return receipt requested, upon the expiration of the fifth business day after being deposited in the United States mail. Payments shall be made to the address listed in this paragraph and will be considered effective upon receipt.

7.             Modification.  This Agreement may not be modified orally but may only be modified in writing. Any modification shall be limited only to the express language of the modification instrument all other provisions shall remain binding and enforceable.

8.             Conflicting Agreements.  In the event of any inconsistencies between the terms of this Agreement and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

9.             Governing Law/Jurisdiction.  This Agreement shall be construed in accordance with the laws of the State of Louisiana, and the parties stipulate to the personal jurisdiction of the state and federal courts for the parish of Rapides, Louisiana.

10.           Severability.  If any provision of this Agreement or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

11.          Binding Effect.  The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto.

12.          Descriptive Headings.  The descriptive headings used herein are for convenience of reference only and they are not intended to have any affect whatsoever in determining the rights or obligations under this Agreement.

13.          Construction.  The pronouns used herein shall include, where appropriate, either gender or both, singular and plural.

14.          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date written above.

LENDER:	Date: _________________

By: _____________________________________

BORROWER:

By: _____________________________________	Date: _________________

Name: ___________________________________

Title: ____________________________________

EXHIBIT A

PROMISORY NOTE

U.S. $300,000.00	June 26, 2012

FOR VALUE RECEIVED, the undersigned party, (hereafter called “Maker”) promises to pay to the order of  Fuselier Bridge Capital, a Louisiana limited liability corporation (referred to, together with any subsequent holder of this Note, as “Holder”), in lawful money of the United States of America, the principal sum of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) with interest on the unpaid principal balance from the date of this Note, until paid, at one point five percent (1.5%) per month.

The Note shall be due and payable on or by April 25th,  2013 (“Maturity Date”).

This Note may be prepaid at any time, and from time to time, without penalty or premium.

All payments to be made to Holder under the Note or this Agreement shall be made to Holder without set-off, deduction or counterclaim when due in immediately available funds.  All payments on this Note shall be applied first to the payment of fees, costs and expenses, if any, reimbursable to Holder hereunder, next to accrued interest and after all such accrued interest has been paid, any remainder shall be applied to reduction of the principal balance.

Upon the occurrence of an “Event of default” as (hereinbelow defined) the entire principal and accrued interest hereunder shall become immediately due and payable and shall thereafter accrue interest at the rate of one hundred twenty percent (120%) per annum, or the maximum rate permitted by law, whichever is less, computed on the basis of actual days elapsed over a 365 day year.  An “Event of Default” wherever used herein means any one of the following events (whatever the reasons and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

a)           The failure of Maker to make any payment when due (whether on a the Maturity Date or by acceleration or otherwise) under this Note, any other Note issued by Maker pursuant to the Loan Agreement, or under the Loan Agreement free and clear of any and all claims, liens or encumbrances;

b)           The failure of Maker to observe or to perform any other covenant, agreement, or warranty contained in, or otherwise commit any breach or default of any provision of this Note,  the Loan Agreement and/or any other agreement related to or arising from the indebtedness evidenced by this Note;

c)           A material breach or default by Maker of any obligation under this Note and or the Loan Agreement executed concurrently herewith; and

d)           If Maker shall commence, or there shall be commenced against Maker, a proceeding under any applicable bankruptcy or insolvency laws as now or hereinafter in effect or if Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief from debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction.

Any notice to Maker or Holder required or permitted under the terms of this Note shall be in writing and shall be delivered by hand, mailed by certified mail, return receipt requested, postage prepaid, delivered by receipted overnight courier, or transmitted by confirmed fax transmission, as follows:

Maker shall not have the right to assign this note without Holder’s prior written consent, which consent may be granted or withheld in Holder’s sole discretion.

This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana, without giving effect to the principles of conflict of laws thereof. The federal and state courts located in the State of Louisiana shall have exclusive jurisdiction over any and all disputes related to or arising under this Note and the parties hereby consent to the exclusive jurisdiction of such courts.

Borrower: NEW LEAF BRANDS, INC.

By: ________________________________ Name: ________________________________ Title: ________________________________ Date: ________________________________

New Leaf Brands, Inc.
Secured Loan Agreement
Summary of Terms

Principal Amount:    Up to $300,000.00

Minimum Advances:    $25,000.00

Term:    Ten (10) months after issue date (the “Maturity Date”)

Purpose:    Working capital and Production Financing.

Closing:    June 26, 2012

Lender     Fuselier Bridge Capital, LLC.

Interest Rate:    1.5% per month

Repayment
Terms:    Principal upon maturity and interest payable monthly in arrears.

Collateral     A perfected security position on all Company assets including general intangibles (including trademarks, formulations, customer lists) and accounts receivables, fixed assets, inventory (all raw, work in progress and finished goods including labels) present and hereafter acquired.

100% Warrants:    5-year warrant (the “Warrant Shares”) at,

Share Calculation:    100% of shares that Investor would own if Investor fully converted its note at closing at $0.03 exercisable (the Conversion Price). For example, if an investor acquires $100,000 in Notes, based on 100% Warrant coverage and if the Conversion Price was $0.03, the investor would receive a Warrant to acquire up to 3,333,333 shares of Common Stock ($100,000 divided by $0.03) at a strike price equal to the “Exercise Price”.

Exercise Price:    $0.03 per share (the Exercise Price).

Source Of Repayment:
•        Available Cash Flow.
•        Future Financing.
.
Restricted
Common
Stock:    Up to 9,999,999 shares at a price of $0.03 per share.

Shareholdings:    408,255,458 fully diluted shares outstanding as of 6/25/12

Amendments:    The notes may be amended upon the written consent of holders of 100% of the outstanding notes.

Fees/Expenses:    The Company shall pay all legal fees associated with the preparation of definitive documents for this Transaction.